Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-277578) on Form F-3 and in the registration statements (Nos: 333-236905, 333-236904, 333-225082, 333-216361, 333-195098, 333-183110, 333-173899, 333-167232, 333-153723, 333-254570, 333-261584, 333-272812) on Form S-8 of Barclays PLC of our report dated February 12, 2025, with respect to the consolidated financial statements of Barclays PLC and the effectiveness of internal control over financial reporting, included in the annual report on Form 20-F of Barclays PLC for the year ended December 31, 2024.

/s/ KPMG LLP
London, United Kingdom
February 13, 2025